Exhibit 107
Calculation of Filing Fee Table
Form
S-8
(Form Type)
Honeywell International Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $1.00 per share	Rule 457(c) and Rule 457(h)	142,000	$224.45	$31,871,900	0.0001381	$4,401.51

Total Offering Amounts					$31,871,900		$4,401.51

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fees Due							$4,401.51

(1)
This registration statement registers 142,000 shares of common stock, par value $1.00 per share, of Honeywell International Inc. (“Common Stock”) to be issued from time to time in accordance with the Honeywell Aerospace 401(k) Plan and the Honeywell Aerospace Puerto Rico Savings Plan (collectively, the “Plans”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Common Stock registered hereby includes an indeterminate number of shares of Common Stock that may be issued in connection with share splits, share dividends or similar transactions.

(2)
The proposed maximum offering price per share and proposed maximum aggregate offering
price for the Common Stock covered by this registration statement have been estimated in accordance with Rules 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee. The price of $224.45 per share represents the average of the high and low sales prices of Common Stock as reported on the Nasdaq Stock Market LLC on March 27, 2026.